Exhibit 3.52

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, hereby certify as follows:

FIRST: The name of the Limited Partnership is Liquid Container L.P.

SECOND: Article I, of the Certificate of Limited Partnership, as amended, shall be further amended as follows:

“The name of the limited partnership is Graham Packaging LC, L.P.”

*****

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 24th day of September, 2010.

GENERAL PARTNERS:

Liquid Container Inc.

By:	/s/ David W. Bullock
Name: David W. Bullock
Title: Chief Financial Officer

[Signature Page to Certificate of Amendment to Certificate of Limited Partnership of Liquid

Container L.P.]